UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 28, 2011

HERITAGE COMMERCE CORP

(Exact name of registrant as specified in its charter)

California	000-23877	77-0469558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Almaden Boulevard, San Jose, CA	95113
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (408) 947-6900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Heritage Commerce Corp (the “Company”) Bylaws provide that the number of directors shall not be less than 9 or more than 15 with the exact number to be determined by resolution of the Board of Directors.  On July 28, 2011, the Board of Directors increased the number of positions on the Board from 11 to 12 and elected Laura Roden to the Board.  Ms. Roden is the founder and managing director of VC Prive (Redwood City, CA.), a boutique investment bank for alternative asset funds including venture capital, private equity, hedge and debt. Prior to founding VC Prive in 2007, she was the managing director for The Angels’ Forum (Palo Alto, CA), an early stage angel and venture capital investing group for high net worth individuals.  Most of her prior career was spent as chief financial officer at both established and emerging corporations, including most notably Chronicle Broadcasting Company (San Francisco, CA) and PowerTV, Inc (acquired by Cisco Corporation, San Jose, CA).  Ms. Roden has expertise in general management, finance, fundraising and marketing.  Ms. Roden has taught courses on finance at San Jose State University, and is a frequent speaker for angel investment and venture capital groups and associations.  Ms. Roden has a Bachelor of Arts degree from Harvard College and Masters in Business Administration degree from Harvard Business School.  Ms. Roden will qualify as an “independent director” under the listing standards of the NASDAQ Stock Market.  Ms. Roden was appointed to the Board of Directors Audit Committee and Finance and Investment Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERITAGE COMMERCE CORP

DATED: August 3, 2011	By:	/s/ Dan T. Kawamoto
Dan T. Kawamoto
Executive Vice President and
Chief Administrative Officer